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                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
First Savings Bank, SLA:

We consent to incorporation by reference in the Registration Statements on Form S-8 relating to the First Savings Bank, SLA 1992 Incentive Stock Option Plan and the First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors of our report dated February 6, 1998, relating to the consolidated statements of financial condition of First Savings Bank, SLA and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of First Savings Bank, SLA.


                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP

Short Hills, New Jersey
March 26, 1998